Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2012 relating to the consolidated financial statements of Education Realty Trust, Inc. and subsidiaries (the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Trust dated March 8, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
September 7, 2012